Exhibit 99.1

CACI Names Dr. Dave Young Chief Operating Officer

Reston, Va., June 22, 2026 – CACI International Inc (NYSE: CACI) announced today that Dr. Dave Young has joined the company as Executive Vice President and Chief Operating Officer. Young will report to John Mengucci, CACI President and Chief Executive Officer, and serve on the company’s executive leadership team.

Young brings extensive operational, business development, and national security leadership experience across space, defense technology, advanced systems, and mission-focused businesses. He joins CACI as the company continues to grow and deliver complex technology capabilities for national security customers.

“CACI is an innovative, technology-first defense company solving some of the nation’s most critical missions, and Dave is exactly the kind of leader we need as we continue to grow,” said Mengucci. “His operational discipline, strategic perspective, and leadership experience will strengthen how we execute, support growth, and build on our momentum for the opportunities ahead.”

Most recently, Young served as General Manager of National Security Space at Lockheed Martin, where he had full profit-and-loss responsibility for a business with approximately $7 billion in revenue last year. In that role, he led Lockheed Martin’s satellite, satellite ground, and space warfighting portfolios, overseeing more than 250 critical defense and intelligence community programs and a team of more than 10,000 employees.

Young previously served as Senior Vice President and Chief Operating Officer of CAES, where he led operations, engineering, advanced programs, business development, communications, government relations, and strategy across a more than $1 billion defense electronics business. Earlier in his career, he held senior leadership roles at Lockheed Martin and Northrop Grumman.

Young holds a Ph.D. and a Master of Science in Aerospace Engineering from the Georgia Institute of Technology, as well as bachelor’s degrees in Aeronautical Engineering and Physics from Clarkson University.

About CACI
CACI International Inc (NYSE: CACI) is a national security company with 27,000 talented employees who are Ever Vigilant in expanding the limits of national security. We ensure our customers’ success by delivering differentiated technology and distinctive expertise to accelerate innovation, drive speed and efficiency, and rapidly anticipate and eliminate threats. Our culture drives our success and earns us recognition as a Fortune World's Most Admired Company. We are members of the Fortune 500™, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit us at caci.com.

There are statements made herein which do not address historical facts and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

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Corporate Communications and Media:	Investor Relations:
Gino Bona Executive Vice President, Corporate Communications	George Price Senior Vice President, Investor Relations
(571) 597-2787, gino.bona@caci.com	(703) 841-7818, george.price@caci.com